Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statement on Form S‑8 (No. 333-111736) of Corporate Office Properties Trust of our report dated June 22, 2017 relating to the financial statements and supplemental schedule of Corporate Office Properties, L.P. Employment Retirement Savings Plan, which appears in this Form 11-K.

/s/ PricewaterhouseCoopers LLP
McLean, Virginia
June 22, 2017